LightPath Technologies Announces Financial Results for First Quarter Fiscal 2015

ORLANDO, FL -- (Marketwired - November 06, 2014) - LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath", the "Company" or "we"), a global manufacturer, distributor and integrator of proprietary optical components, infrared lenses and high-level assemblies, announced today its financial results for the fiscal first quarter ended September 30, 2014.

First Quarter 2015 Highlights:

  12 month backlog increased approximately 25% to $5.3 million at September 30, 2014 as compared to June 30, 2014.
  Bookings for optical lenses in the first quarter of fiscal 2015 were $3.45 million, the highest level in ten quarters. Bookings in Asia increased by 73% in the first quarter of 2015 as compared to the first quarter of fiscal 2014.
  Revenue for the first quarter of fiscal 2015 decreased 7% to approximately $2.60 million compared to approximately $2.81 million for the first quarter of fiscal 2014 reflecting the more moderate economic growth in the Chinese market and a large delayed order from a major US defense contractor.
  Gross margin as a percent of revenue for first quarter fiscal 2015 was 38% as compared to 47% in the first quarter of fiscal 2014. Lower gross margin was a result of duplicative manufacturing operations as we transition between our two facilities in China and a coating vendor yield issue
  For the first quarter of fiscal 2015, net loss was approximately $(579,000), or $(0.04) per share, compared to net loss of $(80,000), or $(0.01) per share for the first quarter of fiscal 2014.
  Adjusted EBITDA for the first quarter of fiscal 2015 was approximately ($380,000) compared to approximately $168,000 in the first quarter of fiscal 2014.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "The first quarter of fiscal year 2015 is best summarized as one of mixed results. Our bookings for the quarter were $3.45 million, the highest level in the last ten quarters. This led to our 12 month backlog increasing by 25% from the beginning of our current fiscal year. This growth outlook confirms the necessity for the investment that has been made to build and staff our recently completed manufacturing facility in China."

"Our revenue in the first quarter of fiscal 2015 was less than our projections; however, our focused segments of precision molded optics in the Asian market and infrared, experienced growth. In the first quarter of 2015, revenue for precision molded optics business sold in Asia grew by 9% compared to the same period in the prior year and we achieved better than expected growth in our infrared revenue as that business was up in the quarter by more than 47% year-over-year. Revenues from sales in the U.S. during the first quarter of 2015 decreased by 14% from the same period last year, impacted by the delay of a $230,000 order from a U.S. defense contractor. This order is now planned for the second quarter."

"We planned for lower gross margins in the first quarter compared to the fourth quarter due to expected impacts from the continued transition of manufacturing processes from our Shanghai factory to our new Zhenjiang factory, and the ramp-up of producing higher infrared volumes. We also experienced an unexpected vendor related yield issue during the quarter for infrared products that has been resolved. The cost of these issues is estimated at approximately $100,000. We also incurred $50,000 of additional expense due to overlapping staff in both of our China locations during this transition period, while our Zhenjiang facility staff continues training. Together, these items impacted our gross margin by approximately 5 percentage points. In the long term, we expect our margins to surpass prior levels as production at the Zhenjiang facility reaches an optimal rate."

"We actively managed our working capital in the first quarter, continuing to make important capital investments while taking a balanced approach managing our receivables, inventory and payables. While Adjusted EBITDA was negative ($380,000) in the quarter, our cash usage from operations was only ($100,000)."

"Addressing the previously disclosed securities purchase agreement with Pudong Science & Technology Investment (Cayman), Co. Ltd.," Mr. Gaynor added, "we have continued to work with the U.S. government concerning the proposed investment. We remain optimistic that we will receive the necessary governmental approvals to close the proposed transaction. As we have previously stated, the proceeds from the sale of common stock are intended to provide working capital to support our continued growth through global expansion."

Financial Results for Three Months Ended September 30, 2014

Revenue for the first quarter of fiscal 2015 totaled approximately $2.60 million, which was a decrease of $206,000, or 7%, as compared to the same period of the prior fiscal year. The decrease from the first quarter of the prior fiscal year was attributable to a decrease in sales of our precision molded lenses primarily due to the laser tool market in China and a delayed order from a major U.S. defense contractor, offset by an increase in sales of infrared and Gradium products. Despite the slowdown in the Asian laser tool market in the first quarter of fiscal 2015, the Company still expects further growth in sales of industrial tool products based on recent order activity. Orders for infrared products are also expected to continue to grow.

The gross margin percentage in the first quarter of fiscal 2015 was 38%, compared to 47% in the first quarter of fiscal 2014. Total manufacturing costs of $1.63 million increased by approximately $135,000 in the first quarter of fiscal 2015 compared to the same period of the prior fiscal year. The increase was primarily due to higher wages associated with the ramp up in infrared production and the overlapping manufacturing workforces during the transition of production between our two China facilities. During the first quarter of fiscal 2015, the Company also experienced an isolated yield issue with one of its coating vendors that resulted in additional expense. This yield issue is now resolved.

During the first quarter of fiscal 2015, total costs and expenses increased by approximately $107,000 compared to the same period of the prior year. The increase was primarily due to an increase of approximately $70,000 in wages in support of the infrared business and approximately $30,000 in higher travel expenses associated with business development initiatives. Total operating loss for the first quarter of fiscal 2015 was approximately $511,000 compared to an operating loss of approximately $62,000 for the same period in fiscal 2014.

In the first quarter of fiscal 2015, the Company recognized a non-cash expense of approximately $54,000 related to the change in the fair value of derivative warrants issued in connection with the June 2012 private placement. In the first quarter of fiscal 2014, the Company recognized a non-cash expense of approximately $19,000 related to the change in the fair value of these warrants. The warrants have a five year life and this fair value will be re-measured each reporting period until the warrants are exercised or expire.

Net loss for the first quarter of fiscal 2015 was approximately $(579,000) (including the $54,000 non-cash expense for the change in value of the warrant liability) or $(0.04) per basic and diluted common share, compared with a net loss of $(80,000) (including the $19,000 non-cash expense for the change in value of the warrant liability) or $(0.01) per basic and diluted common share for the same period in fiscal 2014. Weighted-average basic shares outstanding increased to 14,312,061 in the first quarter of fiscal 2015 compared to 13,567,712 in the first quarter of fiscal 2014 primarily due to the issuance of shares of common stock for the employee stock purchase plan, shares issued due to warrant exercises and shares issued upon the exercise of restricted stock units.

Cash and cash equivalents totaled approximately $787,000 as of September 30, 2014. The current ratio as of September 30, 2014 was 2.7 to 1 compared to 3.0 to 1 as of June 30, 2014. Total stockholders' equity as of September 30, 2014 totaled approximately $6.8 million compared to $7.3 million as of June 30, 2014.

As of September 30, 2014, the Company's 12-month backlog was $5.3 million compared to $4.3 million as of June 30, 2014, a 25% increase.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, November 6, at 4:30 p.m. ET to discuss the Company's financial and operational performance for the first quarter of fiscal 2015.

Conference Call Details
Date: Thursday, November 6, 2014
Time: 4:30p.m. (ET)
Dial-in Number: 1-800-860-2442
International Dial-in Number: 1-412-858-4600

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:30 p.m. call. A transcript archive and webcast of the event will be available for viewing or download on the Company web site shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test and measurement and telecommunications. LightPath has a patent portfolio that has been granted or licensed to it in these fields. For more information visit www.lightpath.com.

The discussions of our results as presented in this release include use of non-GAAP terms "EBITDA" and "gross margin." Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles ("GAAP"). We believe that gross margin, although a non-GAAP financial measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates our cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization, and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                        LIGHTPATH TECHNOLOGIES, INC.
                        Consolidated Balance Sheets

                                            (Unaudited)
                                           September 30,       June 30,
                 Assets                        2014              2014
                                         ----------------  ----------------
Current assets:
  Cash and cash equivalents              $        786,677  $      1,197,080
  Trade accounts receivable, net of
   allowance of $5,936 and $5,801               2,043,048         2,472,876
  Inventories, net                              3,514,365         3,322,983
  Other receivables                               195,254           199,976
  Prepaid expenses and other assets               384,295           298,203
                                         ----------------  ----------------
    Total current assets                        6,923,639         7,491,118

  Property and equipment, net                   3,347,806         3,173,905
  Other assets                                     27,737            27,737
                                         ----------------  ----------------
      Total assets                       $     10,299,182  $     10,692,760
                                         ================  ================
  Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                       $      1,888,156  $      1,809,532
  Accrued liabilities                              41,989           124,582
  Accrued payroll and benefits                    612,388           477,623
  Loan payable, current portion                    54,982            54,982
  Capital lease obligation, current
   portion                                          4,996             6,196
                                         ----------------  ----------------
    Total current liabilities                   2,602,511         2,472,915

Capital lease obligation, less current
 portion                                            5,622             6,270
Deferred rent                                      20,522            76,490
Warrant liability                                 785,389           731,431
Loan payable, less current portion                100,800           109,963
                                         ----------------  ----------------
    Total liabilities                           3,514,844         3,397,069
                                         ----------------  ----------------

Stockholders' equity:
  Preferred stock: Series D, $.01 par
   value, voting; 5,000,000 shares
   authorized; none issued and
   outstanding                                          -                 -
  Common stock: Class A, $.01 par value,
   voting; 40,000,000 shares authorized;
   14,297,166 and 14,293,305 shares
   issued and outstanding, respectively           142,972           142,933
  Additional paid-in capital                  211,880,260       211,812,134
  Accumulated other comprehensive income           51,213            51,681
  Accumulated deficit                        (205,290,107)     (204,711,057)
                                         ----------------  ----------------
    Total stockholders' equity                  6,784,338         7,295,691
                                         ----------------  ----------------
    Total liabilities and stockholders'
     equity                              $     10,299,182  $     10,692,760
                                         ================  ================

                        LIGHTPATH TECHNOLOGIES, INC.
       Consolidated Statements of Operations and Comprehensive Income

                                                     (Unaudited)
                                                 Three months ended
                                                    September 30,
                                               2014              2013
                                         ----------------  ----------------

Product sales, net                       $      2,603,309  $      2,809,712
Cost of sales                                   1,625,675         1,490,642
                                         ----------------  ----------------
      Gross margin                                977,634         1,319,070
Operating expenses:
  Selling, general and administrative           1,144,235         1,076,622
  New product development                         343,712           294,955
  Amortization of intangibles                           -             8,217
  Loss on disposal of property and
   equipment                                          218             1,058
                                         ----------------  ----------------
      Total costs and expenses                  1,488,165         1,380,852
                                         ----------------  ----------------
      Operating loss                             (510,531)          (61,782)
Other income (expense):
  Interest expense                                 (3,369)             (172)
  Interest expense - debt costs                   (12,645)           (5,050)
  Change in fair value of warrant
   liability                                      (53,958)          (18,952)
  Other expense, net                                1,453             5,611
                                         ----------------  ----------------
  Total other expense, net                        (68,519)          (18,563)
                                         ----------------  ----------------
    Net loss                             $       (579,050) $        (80,345)
                                         ================  ================
Loss per common share (basic and
 diluted)                                $          (0.04) $          (0.01)
                                         ================  ================
Number of shares used in per share
 calculation (basic and diluted)               14,312,061        13,567,712
                                         ================  ================
Foreign currency translation adjustment              (468)            9,689
                                         ----------------  ----------------
    Comprehensive income (loss)          $       (579,518) $        (70,656)
                                         ================  ================

                        LIGHTPATH TECHNOLOGIES, INC.
                   Consolidated Statements of Cash Flows
                                (Unaudited)

                                                   Three months ended
                                                      September 30,
                                             ------------------------------
                                                  2014            2013
                                             --------------  --------------
Cash flows from operating activities
Net loss                                     $     (579,050) $      (80,345)
Adjustments to reconcile net loss to net
 cash provided by (used in) operating
 activities:
    Depreciation and amortization                   129,323         223,948
    Interest from amortization of debt costs         12,645               -
    Loss on disposal of property and
     equipment                                          218           1,058
    Stock based compensation                         63,263          69,828
    Provision for doubtful accounts
     receivable                                        (136)          5,849
    Change in fair value of warrant
     liability                                       53,958          18,952
    Deferred rent                                   (55,968)        (39,245)
Changes in operating assets and liabilities:
  Trade accounts receivables                        429,964         123,915
  Other receivables                                   4,722         100,000
  Inventories                                      (191,382)       (320,382)
  Prepaid expenses and other assets                 (98,737)        (94,268)
  Accounts payable and accrued liabilities          130,796         241,605
                                             --------------  --------------
      Net cash provided by (used in)
       operating activities                        (100,384)        250,915
Cash flows from investing activities
  Purchase of property and equipment               (303,442)       (225,515)
                                             --------------  --------------

Cash flows from financing activities
  Proceeds from sale of common stock from
   employee stock purchase plan                       4,902           2,512
  Proceeds from exercise of warrants, net of
   costs                                                  -       1,279,447
  Payments on capital lease obligations              (1,848)         (3,062)
  Payments on note payable                           (9,163)              -
                                             --------------  --------------
      Net cash provided by (used in)
       financing activities                          (6,109)      1,278,897
Effect of exchange rate on cash and cash
 equivalents                                           (468)          9,689
                                             --------------  --------------
Change in cash and cash equivalents                (410,403)      1,313,986
Cash and cash equivalents, beginning of
 period                                           1,197,080       1,565,215
                                             --------------  --------------
Cash and cash equivalents, end of period     $      786,677  $    2,879,201
                                             ==============  ==============

Supplemental disclosure of cash flow
 information:
  Interest paid in cash                      $        3,369  $          175
  Income taxes paid                                   1,036           2,166
Supplemental disclosure of non-cash
 investing & financing activities:
  Purchase of equipment through capital
   lease arrangement                                      -          12,972

                        LIGHTPATH TECHNOLOGIES, INC.
               Consolidated Statement of Stockholders' Equity
                    Three Months Ended September 30, 2014
                                              (Uunaudited)

                                         Class A               Additional
                                      Common Stock              Paid-in
                             ------------------------------
                                 Shares          Amount         Capital
                             -------------- --------------- ---------------
Balance at June 30, 2014         14,293,306 $       142,933 $   211,812,134
Issuance of common stock
 for:
  Employee stock purchase
   plan                               3,860              39           4,863
Stock based compensation on
 stock options and
 restricted stock units                   -               -          63,263
Net loss                                  -               -               -
Foreign currency translation
 adjustment                               -               -               -

                             -------------- --------------- ---------------
Balance at September 30,
 2014                            14,297,166 $       142,972 $   211,880,260
                             ============== =============== ===============

                               Accumulated
                                  Other                           Total
                              Comprehensive    Accumulated    Stockholders'

                                 Income          Deficit         Equity
                             --------------  --------------  --------------
Balance at June 30, 2014     $       51,681  $ (204,711,057) $    7,295,691
Issuance of common stock
 for:
  Employee stock purchase
   plan                                   -               -           4,902
Stock based compensation on
 stock options and
 restricted stock units                   -               -          63,263
Net loss                                  -        (579,050)       (579,050)
Foreign currency translation
 adjustment                            (468)              -            (468)

                             --------------  --------------  --------------
Balance at September 30,
 2014                        $       51,213  $ (205,290,107) $    6,784,338
                             ==============  ==============  ==============

                        LIGHTPATH TECHNOLOGIES, INC.
                                   EBITDA

                                                       (Unaudited)
                                                   Three months ended
                                                      September 30,
                                                  2014            2013
                                             --------------  --------------

Net loss                                     $     (579,050) $      (80,345)
Depreciation and amortization                       129,323         223,948
Interest expense                                     16,014           5,222
                                             --------------  --------------
  EBITDA                                     $     (433,713) $      148,825
Change in fair value of warrant liability            53,958          18,952
                                             --------------  --------------
  Adjusted EBITDA                            $     (379,755) $      167,777
                                             ==============  ==============

Contacts:
Jim Gaynor
President & CEO
LightPath Technologies, Inc.
Tel: 407-382-4003
jgaynor@lightpath.com
Web: www.lightpath.com

Dorothy Cipolla
CFO
LightPath Technologies, Inc.
Tel: 407-382-4003 x305
dcipolla@lightpath.com
Web: www.lightpath.com

Jordan Darrow
Darrow Associates, Inc.
Tel: 631-367-1866
jdarrow@darrowir.com
Web: www.darrowir.com